JOSEPHLOPEZ LLP
Advocates & Solicitors

6 Shenton Way #07-11
OUE Downtown 2
Singapore 068809
Tel: (65) 6339 4040 (Main)
Email: mail@joseph-lopez.com

Your Ref : To be advised
Our Ref : 202671169.JL.KY.PC.YT.ah
Date : 1 May 2026

Page(s) : 7 (+ enc)
Writer's (DID) : 6233 7777 / 6233 7772 / 6233 7775
Writer's Email : jl@joseph-lopez.com / kyle.yew@joseph-lopez.com / yenting.kong@joseph-lopez.com

GENIUS GROUP LIMITED
3 Temasek Avenue
#18-01 Centennial Tower
Singapore 039190

BY EMAIL ONLY
roger@geniusgroup.ai /
gaurav@geniusgroup.ai

Attention: Board of Directors

Dear Sirs,

GENIUS GROUP LIMITED (THE "COMPANY") – REGISTRATION STATEMENT ON FORM F-3

1. We have acted as Singapore legal counsel to the Company in connection with the preparation of the Company's Registration Statement on Form F-3 (Registration No. 333-288534) ("**Registration Statement**").

2. We are instructed that the Registration Statement is being filed with the Securities and Exchange Commission (**SEC**") to register the resale of up to 15,000,000 common shares and 15,000,000 common shares underlying prefunded warrants to purchase common shares issued in an acquisition of a convertible promissory note on 16 April 2026 (collectively referred to as "**the Securities**"), arising from:

   a. The Note Purchase Agreement dated 16 April 2026 between the Company and Jewel Investment LLC ("**Note Purchase Agreement**"); and

   b. The Registration Rights Agreement dated 16 April 2026 between the Company, American Ventures LLC Series XI Jewel Digital, and the sellers of membership interests in Jewel Investment LLC ("**Registration Rights Agreement**").

3. For rendering of this opinion, we have examined the instructions and copies of the following documents that were provided to us by way of emails from the Company (including authorized representatives thereof) between 10 April 2026 to 1 May 2026, and/or obtained via searches

against the electronic records of the Accounting and Corporate Regulatory Authority of Singapore ("**ACRA**"):

a. The draft filing copy of the Registration Statement dated 30 April 2026;

b. The Registration Rights Agreement;

c. The Note Purchase Agreement;

d. The Constitution of the Company ("**Constitution**") adopted by special resolution passed on 7 April 2025;

e. The Company's business profile information with ACRA dated 30 April 2026, confirming that the Company is a public company limited by shares;

f. The resolution in writing of the board of directors of the Company dated 10 April 2026, in respect of paragraph 2 above ("**Board Resolution**");

g. The Notice of Annual General Meeting ("**AGM**") dated 3 June 2025 which contains, among other things, proposed resolution(s) for the Company's shareholders to approve issuances of shares and instruments ("**Shareholders' Resolutions**");

h. The minutes of AGM dated 7 July 2025, evidencing that the Shareholders' Resolutions have been duly passed;

i. The ACRA Searches (as defined in paragraph 4(d) below);

j. The Court Searches (as defined in paragraph 4(e) below); and

k. Such other documents as we have considered necessary or desirable in order that we may render this opinion.

4. Save as expressly provided in this paragraph, we express no opinion whatsoever with respect to any document described in paragraph 3 of this legal opinion. In this regard, we have assumed:

a. That the documents referred to in paragraphs 3(a) to 3(c) above, collectively referred to as the "**Key Documents**"), are within the capacity and powers of, and have been validly authorised by each party thereto and have been (or will be) validly executed and delivered by or on behalf of each party thereto in accordance with all relevant laws;

b. The correctness of all facts stated in all documents submitted to us, and that such documents have not been rescinded, modified, supplemented or superseded;

c. The genuineness of all signatures and seals on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

d. That the information disclosed by the searches on the Company and its subsidiaries, GeniusU Limited, Wealth Dynamics Pte Ltd and Entrepreneur Resorts Pte Ltd annexed hereto at **Appendix A** (the "**ACRA Searches**") against the electronic records of ACRA is true and complete, such information has not since then been materially altered, and the aforesaid searches did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the searches;

e. That the information disclosed by the electronic searches of the Admiralty, Appeal Cases, Bankruptcy, Bills of Sale, Civil Cases, Enforcement, and Insolvency modules in respect of the period from 1 January 2024 to 30 April 2026, on the Cause Book Search of the Singapore Judiciary's Integrated Electronic Litigation System annexed hereto at **Appendix B** (the "**Court Searches**") is true and complete, such information has not since then been materially altered, and the aforesaid searches did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the searches;

f. That where a document has been submitted to us in draft form, it will be executed in the form of that draft;

g. The board of directors of the Company or, as the case may be, such person(s) as authorised by the board of directors of the Company shall, before the allotment, issuance and delivery of the Securities, resolve to approve (or shall have resolved to approve) the allotment, issuance and delivery of such number of Securities in accordance with the particulars in the Registration Statement;

h. The Securities will be issued either (i) pursuant to the Shareholders' Resolution obtained at the AGM before conclusion of the next AGM subsequent to the date of this letter or the date by which the next AGM subsequent to the date of this letter is required by law to be held, whichever is the earlier (the "**Shareholders' Resolution Expiration Date**"); or (ii) in the event that the Securities are issued after the Shareholders' Resolution Expiration Date, pursuant to a further approval of the Shareholders validly obtained pursuant to Section 161 of the Companies Act 1967 of Singapore;

i. The Company has obtained, or will obtain prior to the allotment and issuance of the Securities, all necessary corporate approvals, including any approvals required under the Company's Constitution and the rules and regulations of NYSE;

j. The Company has reserved from its duly authorised capital stock a sufficient number of common shares for issuance upon exercise of the prefunded warrants;

k. The prefunded warrants shall be exercised in accordance with their terms and the applicable exercise price shall be fully paid upon exercise;

l. Due compliance with all matters concerning the laws of all jurisdictions other than the Republic of Singapore, including without limitation the Securities Act, the Securities Exchange

Act of 1934 (as amended), the rules and regulations of the SEC and the rules and requirements of NYSE;

m. That no event has occurred or will occur which would cause the Company to cease to be eligible to use Form F-3 under the Securities Act;

n. That the Registration Statement and all documents incorporated by reference therein shall have been duly filed with the SEC. These documents together contain all information required by the Securities Act and the rules and regulations of the SEC thereunder;

o. That for each allotment and issuance of the Securities:

i. such share allotment and issuance will be carried out in accordance with and not in violation of:

(1) the requirements under the prevailing Constitution of the Company at the time of such allotment and issuance and all applicable laws and regulations that are relevant at the time of such allotment and issuance; and

(2) the terms of any agreements, documents, arrangements or transactions to which the Company and/or the shareholders of the Company are subject; and

ii. that the Company has obtained valid shareholders' and board approvals authorising the allotment and issuance of such Securities that were duly passed in accordance with the provisions of the prevailing Constitution of the Company at the time of such allotment and issuance;

p. That the Securities will be duly offered, sold and delivered in accordance with the terms of the Registration Rights Agreement and the Note Purchase Agreement;

q. That the Company is not subject to any winding up, dissolution, judicial management, receivership or similar insolvency proceedings, and no such proceedings are pending or threatened against the Company.

r. That the condition precedents as listed in Clause 5 of the Note Purchase Agreement have been completed;

s. That the Company is a tax resident of the Republic of Singapore for the purposes of the Income Tax Act 1947 of Singapore.

5. Based upon and subject to the foregoing, and subject to any matters not disclosed to us, we are of the opinion that:

a. The Company has been duly incorporated and is validly existing under the laws of Singapore.

b. The Company has the necessary corporate powers under its Constitution to enable it to execute, deliver and perform its obligations under the Key Documents and all necessary corporate action has been taken by the Company to authorise the execution and delivery of the Key Documents, the filing of the Registration Statement (including all pre-effective and post-effective amendments thereto), as well as the Company's performance of its obligations under the Key Documents.

c. The execution and delivery by the Company of its obligations under, and performance by the Company of, the Key Documents does not contravene any provision of (i) the laws of the Republic of Singapore applicable to Singapore companies generally or (ii) its Constitution.

d. No material non-compliance with the laws of Singapore has been found in respect of the Company's business operations based on (i) the ACRA Searches in Appendix A, (ii) the Court Searches in Appendix B. Based solely on the ACRA Searches in Appendix A, the Company appears on the records of ACRA as a registered company and has not been struck off the Register or dissolved. Based solely on the Court Searches in Appendix B, the Company appears not be involved in any Admiralty, Bankruptcy, Appeal, Bill of Sale, Civil Case, Enforcement or Insolvency related court proceedings.

e. The execution and delivery of the Registration Rights Agreement and the Note Purchase Agreement and the performance by the Company of its obligations thereunder have been authorised by the Company and, the Documents have been duly executed on behalf of the Company and constitute legal, valid and binding obligations of the Company enforceable in accordance with their respective terms subject to the following qualifications:

   i. the enforceability of the Registration Rights Agreement and the Note Purchase Agreement may be limited by applicable bankruptcy, insolvency, liquidation, judicial management, receivership, moratorium, reorganisation, winding up or other similar laws of general application relating to or affecting the rights and remedies of creditors;
   ii. the enforceability of the Registration Rights Agreement and the Note Purchase Agreement may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including the discretion of a court to grant or refuse specific performance, injunctive relief or any other equitable remedy;
   iii. the enforceability of any provision of the Registration Rights Agreement and the Note Purchase Agreement may be limited by any applicable statute of limitations or prescription period, or by any defence of set-off or counterclaim;
   iv. the enforceability of any provision of the Key Documents may be limited to the extent that such provision is contrary to the public policy of the Republic of Singapore or any mandatory provision of Singapore law;
   v. we express no opinion as to the enforceability of the Registration Rights Agreement and the Note Purchase Agreement under any law other than Singapore law; and
   vi. the enforceability of provisions relating to penalties, liquidated damages, indemnities, or the payment of interest on interest may be limited under Singapore law.

f. The common shares to be issued by the Company pursuant to the Registration Rights Agreement and the Note Purchase Agreement, when allotted, issued and delivered by the Company against payment of the purchase price in accordance with the terms of the Note Purchase Agreement, will be validly issued, fully paid and non-assessable.

6. This opinion relates only to the laws of general application of the Republic of Singapore as published at the date hereof and as currently applied by the courts of the Republic of Singapore, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore. In respect of the Registration Rights Agreement and the Note Purchase Agreement, where relevant, we have assumed due compliance with all matters concerning the laws of all other jurisdictions other than the Republic of Singapore.

7. This opinion is rendered by us for the Company. Save for the matters specifically set out in paragraph 5 above, we have not advised the Company on the content of, or their specific position or rights in relation to, the Key Documents, or assisted them in any way in relation to the negotiation of the Key Documents, or in relation to any transaction for which the Key Documents may be relevant and in respect of the foregoing, we owe them no duty of care or other legal responsibility. This opinion is also strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Registration Statement or otherwise including, but without limitation, any other document signed in connection with the Registration Statement. It is not to be transmitted to anyone else or quoted or referred to in any public document or filed with anyone, unless you are required to do so by law, regulation or any governmental or competent regulatory authority or to produce a copy in court or arbitration proceedings relating to the Key Documents or (in any other circumstances) you first obtain our written consent. This opinion is not to be relied upon by, nor do we accept any liability to, anyone other than you (even though you may have provided a copy to another person in accordance with the terms of this paragraph) without our express consent.

8. We hold ourselves out as only having legal expertise and our statements in this letter are made only to the extent that a law firm practising Singapore law in the Republic of Singapore, having our role in connection with the filing of the Registration Statement, would reasonably be expected to have become aware of relevant facts and/or to have identified the implications of those facts.

9. Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the filing of the Registration Statement or otherwise including, but without limitation, any other document signed in connection with the same.

10. Subject to the foregoing, we consent to the use of this opinion as an exhibit to the filing of the Registration Statement, and further consent to all references to us, if any, the filing of the Registration Statement, and any amendments thereto. In giving such consent, we do not hereby

admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

11. This opinion is given based on the laws of the Republic of Singapore in force as at the date of this opinion and we undertake no responsibility to notify you of any change in the laws of the Republic of Singapore after the date of this opinion.

Yours faithfully,

....

Joseph Lopez / Kyle Yew / Kong Yen Ting
JOSEPH LOPEZ LLP